FORM 11-K




(Mark One)
  [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended          December 31, 2001
                          ------------------------------------------------------
                                                     OR
  [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to
                               -------------------   ---------------------------
Commission file number             1-10254
                      ----------------------------------------------------------




            TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN



                           TOTAL SYSTEM SERVICES, INC.
                                1600 FIRST AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-2204













                                  Exhibit 99.1

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                              Financial Statements

                        December 31, 2001, 2000, and 1999

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Plan Administrator
Total System Services, Inc. Employee
   Stock Purchase Plan:


We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000 and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Total System Services, Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000 and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





/s/KPMG LLP


March 1, 2002

                          TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                       Statements of Financial Condition

                           December 31, 2001 and 2000

                     Assets                                             2001              2000
                                                                     -----------    ------------
Common stock of Total System Services, Inc. at market value -
 1,599,286 shares (cost $25,822,977) in 2001 and
 1,612,733 shares (cost $21,969,189) in 2000 (note 2)                $33,872,868      36,084,906
Dividends receivable                                                      23,979          20,204
Contributions receivable                                                 433,493         370,049
                                                                     -----------    ------------
                                                                     $34,330,340      36,475,159
                                                                     ===========    ============
                    Plan Equity

Plan equity (5,850 and 5,241 participants at
 December 31, 2001 and 2000, respectively)                           $34,330,340      36,475,159
                                                                     ===========    ============
See accompanying notes to financial statements.

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

               Statements of Operations and Changes in Plan Equity

                  Years ended December 31, 2001, 2000, and 1999

                                                          2001          2000              1999
                                                    ------------    ------------    -------------
Dividend income                                     $     93,195          75,035           60,016

Realized gain on distributions to participants
 (note 4)                                              4,686,645       2,093,104        2,576,977

Unrealized appreciation (depreciation) in common
 stock of Total System Services, Inc. (note 3)        (6,065,826)      7,748,715      (13,058,157)

Contributions (notes 1 and 2):
 Participants                                          6,650,650       5,684,730        5,141,574

 Participating employers:
  Total System Services, Inc.                          2,518,911       2,220,960        2,071,247
  Columbus Depot Equipment Company                           149             365              411
  TSYS Total Solutions, Inc.                             264,872         239,780          183,889
  Columbus Productions, Inc.                              57,972          54,049           54,768
  TSYS Canada, Inc.                                       18,592          16,278           17,887
  DotsConnect, Inc.                                       56,101          28,769             --
  Vital Processing Services, L.L.C                       423,270         305,280          248,987
                                                    ------------    ------------    -------------
     Total employer contributions                      3,339,867       2,865,481        2,577,189
                                                    ------------    ------------    -------------
                                                       8,704,531      18,467,065       (2,702,401)
Withdrawals by participants - common stock of
 Total System Services, Inc. at market value
 (418,335 shares in 2001, 435,792 shares in 2000,
 and 321,694 shares in 1999) (notes 2 and 4)
                                                     (10,849,350)     (7,734,028)      (6,230,333)
                                                    ------------    ------------    -------------
     Increase (decrease) in Plan equity
      for the year                                    (2,144,819)     10,733,037       (8,932,734)

Plan equity at beginning of year                      36,475,159      25,742,122       34,674,856
                                                    ------------    ------------    -------------
Plan equity at end of year                           $34,330,340      36,475,159       25,742,122
                                                    ============    ============    =============

See accompanying notes to financial statements.

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2001, 2000, and 1999


(1)    Description of the Plan

       The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries' employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS and subsidiaries (the Participating Employers).

       Synovus serves as the Plan administrator. State Street Bank and Trust Company serves as the Plan agent, hereafter referred to as "Agent."

       All employees who work twenty hours per week or more are eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Participants who have previously withdrawn shares from their Plan account remain eligible to participate, but with certain exceptions, are precluded from receiving matching contributions from the Plan sponsor for a specified period of time. A participant may contribute to the Plan based on a formula through payroll deductions in multiples of $1 with a minimum deduction of $10 per month and a maximum deduction not to exceed a specified percentage of compensation (ranging from 3% to 7%). Effective January 1, 1999, participants initially joining the Plan, requesting reinstatement in the Plan or making a change under the Plan must select their payroll deduction amount as a percentage of compensation, with a minimum contribution level of 0.5%. Participants in the Plan prior to January 1, 1999 may continue contributing to the Plan through payroll deductions in whole dollar amounts. Contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant's contribution. Participants are immediately vested in their contributions and Participating Employers' matching contributions.

       The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers' fees, commissions, postage, and transaction costs which are included in the cost of each participant's investment in common stock of TSYS.

       The Plan provides that upon withdrawal from the Plan, each participant may elect to receive the proceeds from his account balance in the form of shares of common stock of TSYS and a check for any fractional shares and cash held, a lump-sum cash distribution, or a combination of both. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their employer matching contributions being suspended for a specific period of time.

       TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him or TSYS prior to the date of such amendment or termination.


                                       4                             (Continued)

                          TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2001, 2000, and 1999



(2)    Summary of Accounting Policies

       The investment in common stock of TSYS is stated at market value. The 2001 and 2000 market values are based on the closing price at year-end. The December 31, 2001 and 2000 market values were $21.18 and $22.375 per share, respectively.

       The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the market value per share at the date of the distribution to the participants.

       Contributions to and withdrawals from the Plan are accounted for on the accrual basis. Common stock contributions are recorded at fair value.

       During the years ended December 31, 2001, 2000, and 1999, TSYS contributed one share of stock to each new employee, upon reaching three months of employment with TSYS. Such contributions were made to the employees' accounts with the Plan, and resulted in an increase of employer contributions of approximately $28,587, $22,650, and $25,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Effective January 23, 2002, the Plan was amended to eliminate this gift stock program.

       Dividend income is accrued on the record date.

       The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxed to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(3)    Unrealized Appreciation (Depreciation) in Common Stock of TSYS

       Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:

                                                                  2001                   2000                  1999
                                                           -------------------    -------------------   --------------------
      Unrealized appreciation at end of year            $         8,049,891             14,115,717             6,367,002
      Unrealized appreciation at beginning of year               14,115,717              6,367,002            19,425,159
                                                           -------------------    -------------------   --------------------
                    Unrealized appreciation
                      (depreciation) for the year       $        (6,065,826)             7,748,715           (13,058,157)
                                                           ===================    ===================   ====================

                                       5                             (Continued)

                          TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2001, 2000, and 1999



(4)    Realized Gain on Withdrawal Distributions to Participants

       The gain realized on withdrawal distributions to participants is summarized as follows:

                                                                  2001                  2000                   1999
                                                           -------------------   --------------------   --------------------
      Market value at dates of distribution or
          redemption of shares of common stock of TSYS  $        10,849,350             7,734,028              6,230,333
      Less cost (computed on an average cost basis)
          of shares of common stock of TSYS
          distributed or redeemed                                 6,162,705             5,640,924              3,653,356
                                                           -------------------   --------------------   --------------------

                    Total realized gain                 $         4,686,645             2,093,104              2,576,977
                                                           ===================   ====================   ====================


                                       6